Filed Pursuant to Rule 424(b)(5)
Registration No. 333-177726
& Registration No. 333-191088

PROSPECTUS SUPPLEMENT
(To the Prospectus dated November 16, 2011)

2,490,612 Shares

Common Stock

We are offering 1,168,939 shares of our common stock and the selling stockholders named herein are offering an additional 1,321,673 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus.  We will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is listed on the NASDAQ Capital Market under the symbol “NEON”. The last reported sale price of our common stock on September 10, 2013 was $6.99 per share.

Investing in the securities involves a high degree of risk. See “Risk Factors” on page S-3 of this prospectus supplement, including the “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2012 incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$6.60	$16,438,039.20
Underwriting discount	$0.3762	$936,968.23
Proceeds, before expenses, to us	$6.2238	$7,275,242.55
Proceeds, before expenses, to the selling shareholders	$6.2238	$8,225,828.42

The underwriter may also purchase up to an additional 373,592 shares from certain of the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any. We will not receive any proceeds from the sale of any shares by the selling stockholders upon the exercise by the underwriter of the over-allotment option.

The underwriter expects to deliver the shares against payment on or about September 16, 2013.

Sole Book-Running Manager

Craig-Hallum Capital Group

The date of this prospectus supplement is September 11, 2013

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated November 16, 2011, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, the selling stockholders have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, the selling stockholders are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Neonode,” “we,” “our” or similar references mean Neonode Inc. and its subsidiaries. References to “selling stockholders” refer to those holders of our common stock listed in this prospectus supplement under “Selling Stockholders.”

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference include trademarks, service marks, and trade names owned by us or other companies. All trademarks, service marks, and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement or the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information under the heading “Risk Factors” in this prospectus supplement on page S-3.

Neonode Inc.

Our Business

Neonode develops and licenses MultiSensing® user interfaces and optical multi-touch and proximity sensing solutions. Based on zForce®, our patented touch technology, Neonode has developed a variety of features that sense an object’s size, its pressure on a surface, its depth, its velocity and its proximity to any type of surface.

Neonode licenses MultiSensing touch technology to Original Equipment Manufacturers (“OEMs”) and Original Design Manufacturers (“ODMs”) who embed our technology into devices that they produce and sell. Our technology licensing model allows us to focus on the development of solutions for multi-touch enabled screens, and thus we do not manufacture products or components. We license the right to use zForce and Neonode MultiSensing software which, together with standard components from partners, create an optical touch solution.

We currently have signed thirty-two technology license agreements with global OEMs. Twelve of our customers are currently shipping products and we anticipate others will initiate product shipments as they complete their final product development and manufacturing cycle throughout 2013 and 2014.

In addition, we are currently developing prototype products and are engaged in product engineering design discussions with numerous global OEMs who are in the process of qualifying our touchscreen technology for incorporation in various products such as laptop computers, printer products, GPS devices, e-Readers, tablets, touch panels for automobiles, household appliances, mobile phones, wearable electronics, and games and toys.  The development and product release cycle for these products typically takes six to eighteen months.

On September 3, 2013, we announced that our Board of Directors has authorized the exploration of strategic alternatives with respect to our user-interface patent and licensing subsidiary.  This unit’s intellectual property portfolio principally relates to user-interface gestures utilized in a touchscreen.  The Board intends to consider a broad range of alternatives including, but not limited to, a merger, sale, or spin-off.  There can be no assurance that the Board’s evaluation process will result in any transaction, or that any transaction, if pursued, will be consummated.

Corporate Information

Neonode Inc., formerly known as SBE, Inc., was incorporated in the State of Delaware on September 4, 1997.  Our office in the United States is located at 2350 Mission College Blvd., Suite 190, Santa Clara, CA 95054, and our telephone number at this address is (408) 496-6722.   Our website address is www.neonode.com.  Information contained on our website, or that can be accessed through our website, is not a part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	1,168,939 shares
Common stock offered by the selling stockholders	1,321,673 shares
Overallotment option	373,592 shares
Common stock to be outstanding immediately after this offering	36,903,704 shares
Use of proceeds
We intend to use the net proceeds from this offering primarily for general corporate purposes, including capital expenditures and working capital.  See “Use of Proceeds” on page S-5 of this prospectus supplement.

Risk factors	Investing in our common stock involves significant risks. See “Risk Factors” on page S-3 of this prospectus supplement.
NASDAQ Capital Market symbol	NEON

The number of shares of our common stock to be outstanding immediately before this offering as shown above is based upon 35,734,765 shares of common stock outstanding as of September 6, 2013, and excludes:

●	1,518,291 shares of common stock issuable upon full exercise of outstanding warrants.

●	1,780,433 shares of common stock issuable upon full exercise of outstanding options; and

●	10,962 shares of common stock issuable upon full conversion of the outstanding shares of our Series B Preferred Stock.

Except as otherwise indicated, all information in the prospectus supplement assumes no exercise by the underwriter of the overallotment option.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below and the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2012 incorporated by reference into this prospectus supplement, together with other information in this prospectus supplement, the accompanying prospectus, and the information and documents incorporated by reference that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition, results of operations or cash flows could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to Our Business

We are exploring strategic alternatives with respect to our user-interface patent and licensing subsidiary.  There is no assurance any transaction will be pursued or consummated.

On September 3, 2013, we announced that our Board of Directors has authorized the exploration of strategic alternatives with respect to our user-interface patent and licensing subsidiary.  This unit’s intellectual property portfolio principally relates to user-interface gestures utilized in a touchscreen.  The Board intends to consider a broad range of alternatives including, but not limited to, a merger, sale, or spin-off.  There can be no assurance that the Board’s evaluation process will result in any transaction, or that any transaction, if pursued, will be consummated.

Risks Related to This Offering

Sales of our common stock through this offering or other equity issuances could trigger a limitation on our ability to use our net operating losses and tax credits in the future.

The Tax Reform Act of 1986 limits the annual use of net operating loss and tax credit carryforwards in certain situations where changes occur in stock ownership of a company. In the event we have a change in ownership, as defined in the Internal Revenue Code of 1986, as amended, the annual utilization of such carryforwards could be limited. This offering or other equity issuances could trigger a limitation on our ability to use our net operating losses and tax credits in the future under Sections 382 and 383 of the Internal Revenue Code as enacted by the Tax Reform Act of 1986.

If you purchase the common stock sold in this offering, you will experience immediate and substantial dilution in your investment. You will experience further dilution if we issue additional equity securities in future fundraising transactions.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution with respect to the net tangible book value of the common stock you purchase in this offering.  Based upon the public offering price of $6.60 per share and our net tangible book value as of June 30, 2013 and giving effect to the exercise of warrants by certain of the selling stockholders on August 12, 2013, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $6.32 per share with respect to the net tangible book value of the common stock. See the section entitled “Dilution” on page S-6 of this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

If we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock following the expiration of the lock-up agreement we entered into with the underwriter as described in the section entitled “Underwriting,” our stockholders, including investors who purchase shares of common stock in this offering, could experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock.

We will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business or the development of our product candidates and cause the price of our common stock to decline.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act.  Forward-looking statements reflect the current view about future events.

When used, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements.  Such statements, include, but are not limited to, statements relating to our business strategy, our future operating results, and liquidity and capital resources outlook.  Forward-looking statements are based upon our current expectations and assumptions regarding our business, the economy, and other future conditions.  Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict.  Our actual results may differ materially from those contemplated by the forward-looking statements.  They are neither statements of historical fact nor guarantees of assurance of future performance.  We caution you therefore against relying on any of these forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, a decline in general economic conditions nationally and internationally; decreased demand for our products and services; market acceptance of our products and services; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services; our ability to raise capital to fund continuing operations; changes in government regulation; our ability to complete customer transactions and capital raising transactions; and other factors (including the risks contained in the section of this prospectus supplement and the accompanying prospectus entitled “Risk Factors”) relating to our industry and to our operations and results of operations.  Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  We cannot guarantee future results, levels of activity, performance, or achievements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

You should read this prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 1,168,939 shares of common stock that we are offering will be approximately $6.9 million, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures and working capital.  We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, which are estimated to be approximately $8.2 million, or approximately $10.6 million if the underwriter exercises in full the option to purchase up to 373,592 additional shares of common stock from the selling stockholders, after deducting the estimated underwriting discount.

DIVIDEND POLICY

Since becoming a public company, we have not declared or paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. We currently intend to retain all available funds for use in the operation and expansion of our business. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend principally upon our results of operations, financial conditions, capital requirements, contractual and legal restrictions and other factors the Board deems relevant.

DILUTION

Our net tangible book value (unaudited) as of June 30, 2013 was approximately $3.2 million, or $0.09 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of June 30, 2013. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

On August 12, 2013, certain of the selling stockholders exercised an aggregate of 1,311,158 outstanding warrants to purchase shares of common stock utilizing cashless exercise provisions of the warrants.  As a result, we issued a net of 1,070,587 shares of common stock, which increased the number of our shares of our common stock outstanding.  After giving effect to the August 12, 2013 warrant exercises, our pro forma net tangible book value per share as of June 30, 2013 was $0.09.

After giving effect to the sale of 1,168,939 shares of our common stock in this offering at the public offering price of $6.60 per share and after deducting the underwriting discount and estimated offering expenses payable by us, and after giving effect to the issuance of 1,070,587 shares of our common stock due to the August 12, 2013 warrant exercises, our as adjusted pro forma net tangible book value as of June 30, 2013 would have been approximately $10.1 million, or $0.28 per share. This represents an immediate increase in net tangible book value of $0.19 per share to existing stockholders and immediate dilution of $6.32 per share to investors purchasing our common stock in this offering at the public offering price.

The following table illustrates this dilution on a per share basis:

Public offering price per share		$6.60
Pro forma net tangible book value per share of as June 30, 2013	$0.09
Increase in net tangible book value per share attributable to investors purchasing our common stock in this offering	$0.19
Pro forma as adjusted net tangible book value per share after this offering		$0.28
Dilution per share to investors purchasing our common stock in this offering		$6.32

The above discussion and table are based upon a pro forma aggregate of 36,477,039 shares of common stock outstanding, consisting of 34,237,513 shares of common stock outstanding as of June 30, 2013, 1,070,587 shares issued pursuant to the August 12, 2013 warrant exercises as described above, and the 1,168,939 shares of common stock in this offering, and excludes:

●	2,347,267 shares of common stock issuable upon full exercise of outstanding warrants.

●	1,673,488 shares of common stock issuable upon full exercise of outstanding options; and

●	10,962 shares of common stock issuable upon full conversion of the outstanding shares of our Series B Preferred Stock.

To the extent that the warrants outstanding as of June 30, 2013 have been or may be exercised, other than with respect to the August 12, 2013 warrant exercises as described above, investors purchasing our common stock in this offering may experience further dilution.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELLING STOCKHOLDERS

The following table sets forth information as of August 30, 2013, regarding beneficial ownership of each selling stockholder that is offering shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus.  When we refer to the “selling stockholders” in this prospectus supplement, we mean those persons listed in the table below. Except as otherwise indicated, the address for each selling stockholder is c/o Neonode Inc., 2350 Mission College Blvd., Suite 190, Santa Clara, CA 95054.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose.  Except as indicated in the footnotes to this table and pursuant to state community property laws, we believe, based upon the information furnished to us, that the persons named in this table have sole voting and investment power with respect to all shares reflected as beneficially owned by them.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options held by that person that are currently exercisable or exercisable within 60 days of August 30, 2013 are considered outstanding.  These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

	Beneficial Ownership Prior To This Offering			Beneficial Ownership After This Offering
Selling Stockholder name and Company position	Shares	Percentage (1)	Shares offered (2)	Shares	Percentage (3)

Per Bystedt (4)(5)(6) Executive Chairman of the Board	4,019,305	11.22%	548,922	3,470,383	9.38%

Thomas Eriksson (4)(7) Chief Executive Officer and Director	2,354,148	6.55%	326,608	2,027,540	5.46%

Mats Dahlin (4)(8) Director	1,283,537	3.58%	176,143	1,107,394	2.99%

David Brunton (4) Chief Financial Officer	756,839	2.11%	150,000	606,839	1. 64%

John Reardon (4)(9) Director	226,634	0.63%	120,000	106,634	0.29%

(1) Based upon 35,734,765 shares of our common stock outstanding as of August 30, 2013.

(2) Assumes no exercise of the overallotment option held by the underwriter. In the event the overallotment option is fully exercised with the purchase by the underwriter of an additional 203,592 shares from Mr. Bystedt’s beneficially owned shares, 150,000 shares from Mr. Eriksson’s beneficially owned shares, and 20,000 shares from Mr.  Reardon, then Mr. Bystedt will beneficially own 3,266,791 shares of common stock after the offering, representing 8.83% of our common stock, Mr. Eriksson will beneficially own 1,877,540 shares of common stock after the offering, representing 5.06% of our common stock, and Mr. Reardon will beneficially own 86,634 shares of common stock after the offering, representing 0.23% of our common stock.

(3) Assumes 36,903,704 shares of our common stock outstanding after the offering, based upon 35,734,765 shares of common stock outstanding as of August 30, 2013 and an additional 1,168,939 shares issued in connection with the offering by the Company.

(4) Includes 76,600, 207,785, 75,000, 148,633, and 76,600 shares of common stock that Messrs. Bystedt, Eriksson, Dahlin, Brunton, and Reardon, respectively, have the right to acquire within 60 days of the date of this table under outstanding stock options.

(5) Includes prior to this offering and after this offering 3,179,189 shares and 2,630,267 shares, respectively, held by Phenning Holdings Limited, a subsidiary of Iwo Jima SARL, an entity beneficially owned by Mr. Bystedt. The address of Phenning Holdings Limited is Stasikratous, 22, Olga Court, Office 104, 1065, Nicosia, Cyprus. Also includes warrants to purchase 7,500 shares of common stock at an exercise price of $3.13 per share that are held by Mr. Bystedt.

(6) Excludes the disposition of shares that within 60 days of this table Mr. Bystedt intends to offer to an unaffiliated third party creditor to exchange shares of our common stock that Mr. Bystedt beneficially owns in repayment of a personal loan in the amount of approximately 7.25 million Swedish Krona (approximately $1.09 million). The Company is not a party to such loan, and the Company has not extended, arranged, nor renewed such loan.

(7) Includes 1,819,755 shares held by Wirelesstoys AB, an entity beneficially owned by Mr. Eriksson.

(8) Includes prior to this offering and after this offering 1,115,337 shares and 939,194 shares, respectively, held by Davisa Ltd, an entity owned by Mr. Dahlin. Also includes warrants to purchase 93,200 shares of common stock at an exercise price of $3.13 per share held by Davisa Ltd, an entity beneficially owned by Mr. Dahlin.

(9) Includes 2,754 shares held by the RTC Group, a company beneficially owned by Mr. Reardon.

Material Relationships with Selling Stockholders

Each selling stockholder is an offer of director of the Company as indicated below their name in the beneficial ownership table and as described in the accompanying prospectus and in the information incorporated herein by reference herein. Except as described in the accompanying prospectus and in the information incorporated herein by reference herein, no selling stockholder has had any material transaction or relationship with us or any of our predecessors or affiliates within the past three years.

In addition, by this prospectus supplement, the Company hereby modifies the description of its material relationship with GP Bullhound as described in the accompanying prospectus by the following:

GP Bullhound - GP Bullhound Sidecar 2011 Limited, GP Bullhound Sidecar Limited, and Per Roman are all affiliates of GP Bullhound Ltd., a company that provides the Company with financial advisory services.  In connection with this offering, an advisory fee is payable to GP Bullhound Ltd. as described in the section entitled “Underwriting.”  GP Bullhound Ltd is an affiliate of GP Bullhound Inc., which is a registered broker-dealer.  Neither GP Bullhound Ltd. nor any of its affiliates is a selling stockholder pursuant to this prospectus supplement.

UNDERWRITING

We, the selling stockholders, and the underwriter for the offering named below have entered into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase from us the number of shares of our common stock set forth opposite its name below.

Underwriter	Number of Shares
Craig-Hallum Capital Group LLC	2,490,612

Total	2,490,612

The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent and that the underwriter has agreed, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the overallotment option described below.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Overallotment option to purchase additional shares. Certain of the selling stockholders have granted to the underwriter an option to purchase up to 373,592 additional shares of common stock at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. The underwriter may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the sale of common stock offered hereby.

Discounts and commissions. The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us and to the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares.

		Total
	Per Share	Without Overallotment	With Overallotment
Public offering price	$6.60	$16,438,039.20	$18,903,746.40
Underwriting discount	$0.3762	$936,968.23	$1,077,513.54
Proceeds, before expenses, to us	$6.2238	$7,275,242.55	$7,275,242.55
Proceeds, before expenses, to the selling stockholders	$6.2238	$8,225,828.42	$10,550,990.31

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $330 thousand, which amount includes up to $100 thousand that we have agreed to reimburse the underwriter for its fees and expenses in connection with this offering, and are payable by us.

The underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement. If all of the shares are not sold at the public offering price, the underwriter may change the offering price and other selling terms.

We have agreed to pay GP Bullhound Ltd. a financial advisory fee of approximately $50 thousand in connection with this offering.  However, we intend to apply previously paid retainer fees to fully offset the financial advisory fee amount otherwise due.

Discretionary accounts.    The underwriter does not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

Stabilization.    In connection with this offering, the underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

●
Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

●
Overallotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriter may close out any short position by exercising its overallotment option and/or purchasing shares in the open market.

●
Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriter sells more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Lock-up agreements.    Pursuant to certain “lock-up” agreements, we and our executive officers and directors and certain affiliates of GP Bullhound Ltd. have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of the underwriter for a period of 90 days after the date of the pricing of the offering. The 90-day restricted period will be automatically extended if (i) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, in either of which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the public announcement of the material news or the occurrence of the material event, as applicable, unless (i) we meet certain requirements of NASD Rule 2711(f)(4) and the applicable rules under the Securities Act or (ii) the underwriter waives, in writing, such extension.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions to the lock-up for our executive officers and directors and certain affiliates of GP Bullhound Ltd. are: (a) transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering; and (b) the transfer of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (i) to a spouse, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister, (ii) by intestate succession or (iii) by bona fide gift; each of which is subject to certain conditions set forth in the lock-up agreements with our executive officers and directors and certain affiliates of GP Bullhound Ltd. The exceptions to the lock-up for us are: (v) our sale of shares in this offering; (w) the issuance of common stock or options to acquire common stock pursuant to our stock option plan or other employee benefit plans; (x) the adoption of new employee benefit plans and filing of a registration statement for the sale of securities under such employee benefit plans; (y) the issuance of common stock pursuant to the exercise of options, rights or warrants; and (z) the issuance of common stock pursuant to the conversion of convertible securities.

Craig-Hallum Capital Group, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release the common stock and other securities from lock-up agreements, Craig-Hallum Capital Group will consider, among other factors, the holder’s reasons for requesting the release and the number of shares of common stock or other securities for which the release is being requested.

The underwriter has been informed that subsequent to this offering, Mr. Bystedt intends to offer to an unaffiliated third party creditor to exchange shares of our common stock that Mr. Bystedt beneficially owns in repayment of a personal loan in the amount of approximately 7.25 million Swedish Krona (approximately $1.09 million).  Craig-Hallum Capital Group has granted an exception for the exchange of such shares provided that either (a) the exchange is effectuated no less than ten trading days after the closing of the overallotment option (or if the overallotment option expires unexercised, immediately after such expiration), or (b) such third party creditor enters into a lock-up agreement with the underwriter not to dispose of such shares for at least ten trading days after the closing of the overallotment option (or if the overallotment option expires unexercised, immediately after such expiration).

Electronic offer, sale and distribution of shares.    A prospectus in electronic format may be made available on the websites maintained by the underwriter, if any, participating in this offering and the underwriter may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved or endorsed by us or the underwriter, and should not be relied upon by investors.

Other relationships.    The underwriter and its affiliates may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees.

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Reed Smith LLP, San Francisco, California.  Ellenoff Grossman & Schole LLP, New York, New York, is counsel for the underwriter in connection with this offering.

EXPERTS

Our consolidated financial statements incorporated in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement by reference from our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting, have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.   Our website address is www.neonode.com. Information contained in, or accessible through, our website is not a part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than current reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the prospectus supplement and before the sale of all the securities covered by this prospectus supplement:

●	our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013;
●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013 filed with the SEC on May 8, 2013 and August 8, 2013, respectively;
●	our Current Reports on Form 8-K filed with the SEC on May 8, 2013, September 3, 2013 and September 11, 2013; and
●	the description of our common stock in our registration statement on Form 8-A filed with the SEC on April 26, 2012.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Corporate Secretary
Neonode Inc.
2350 Mission College Blvd., Suite 190
Santa Clara, CA, 95054
(408) 496-6722

The information in this prospectus is not complete and may be changed.  We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and we and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2011

PROSPECTUS

19,423,743 SHARES OF COMMON STOCK
PRIMARY OFFERING SHARES: 4,000,000
SECONDARY OFFERING SHARES: 15,423,743

This prospectus relates to the "shelf" registration of the Company's common stock for the following purposes:

1. The registration for potential sale by us of up to 4,000,000 shares of our common stock, $0.001 par value per share, (“Common Stock”), in a primary offering (the "Primary Offering Shares"), which shares we may sell from time to time in one or more offerings.

2. The registration for potential resale by the selling stockholders named in this prospectus of up to 15,423,743 shares of Common Stock, comprised of (i) 9,988,137 shares of our outstanding Common Stock, (ii) 30,000 shares of Common Stock issuable upon the conversion of convertible notes (“Notes”), and (iii) 5,405,606 shares of Common Stock issuable upon the exercise of warrants (“Warrants”), acquired by the selling stockholders in one or more private placement transactions (collectively referred to as the “Secondary Offering Shares”), which shares the selling stockholders may sell from time to time in one or more offerings.

We refer to the Primary Offering Shares and the Secondary Offering Shares, together, as the “Shares”.

Primary Offering Shares

Each time we sell the Primary Offering Shares, we will provide specific terms of the offering in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We will sell the Primary Offering Shares directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these Primary Offering Shares, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions and discounts.

Secondary Offering Shares

The selling stockholders are those holders named in the table under the section entitled “Selling Stockholders” beginning on page 13 of this prospectus or named in a supplement to this prospectus. The description of the issuances of the securities to the selling stockholders is set forth below in the section entitled “Secondary Offering Shares” beginning on page 10 of this prospectus, where the private placements are described.

The selling stockholders may from time to time sell the Secondary Offering Shares directly, or through underwriters, agents, brokers or dealers designated from time to time, on terms to be determined at the time of sale. Underwriters, agents, brokers or dealers may receive discounts, commissions, or concessions from the selling stockholders, from the purchasers in connection with sales of the Secondary Offering Shares, or from both. The prices at which these selling stockholders may sell the Secondary Offering Shares will be determined by the prevailing market price for the Secondary Offering Shares or in negotiated transactions. If underwriters or dealers are involved in the sale of the Secondary Offering Shares, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in a supplement to this prospectus.

Our Common Stock is listed on the OTCBB under the symbol “NEON.OB”. On November 1, 2011, the closing price of our Common Stock, as reported on the OTCBB, was $5.75 per share. The aggregate market value of our Common Stock held by non-affiliates as of November 1, 2011 was in excess of $99 million.

We will receive proceeds from our sale of the Primary Offering Shares. We will not receive any of the proceeds from the sale of the Secondary Offering Shares by the selling stockholders, although we may receive proceeds from the exercise of Warrants for shares of our Common Stock. We are registering the Secondary Offering Shares on behalf of the selling stockholders, and we will bear the cost of the registration of these Shares.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is , 2011.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the SEC utilizing a “shelf” registration process.  Under this shelf registration process, we are registering for potential sale by us from time to time of up to 4,000,000 Primary Offering Shares in one or more offerings.  In addition, we are registering for potential resale by the selling stockholders from time to time of up to 15,423,743 Secondary Offering Shares, which Secondary Offering Shares upon registration will be eligible for resale as freely-tradeable shares.  The Secondary Offering Shares that we are registering pursuant to this prospectus are not currently freely-tradeable under Rule 144 without limitation or restrictions.  Accordingly, we are registering these shares in order that they may be freely tradeable without limitation, similar to the outstanding shares of Common Stock held by non-affiliates.

This prospectus provides you with a general description of the Shares we and the selling stockholders may offer.  To the extent required, the number of shares of our Common Stock to be sold, the purchase price, the public offering price, the names of any agent or dealer and any applicable commission or discount with respect to a particular offering by us or any selling stockholder may be set forth in an accompanying prospectus supplement.  Each time we sell Primary Offering Shares under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update, or change information contained in this prospectus.  To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement.  You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information.”

We have not authorized, and the selling stockholders may not authorize, any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement.  This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

To the extent permitted by applicable law, rules or regulations, we may add, update or change the information contained in this prospectus by means of a prospectus supplement or a post-effective amendment to the registration statement of which this prospectus forms a part, through filings we make with the SEC that are incorporated by reference into this prospectus, or by another method as may then be permitted under applicable law, rules or regulations.

PRIOR TO MAKING A DECISION ABOUT INVESTING IN OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC RISKS CONTAINED IN THE SECTION ENTITLED “RISK FACTORS” IN THIS PROSPECTUS, AND ANY APPLICABLE PROSPECTUS SUPPLEMENT, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT OR APPEARING IN THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART.

In this prospectus, we refer to Neonode Inc. as “we,” “us,” “our,” the “Company” or “Neonode.”  References to “selling stockholders” refer to those holders of our Common Stock listed herein under “Selling Stockholders,” who may sell the Secondary Offering Shares from time to time as described in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act.  Forward-looking statements reflect the current view about future events.  When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements.  Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results, and liquidity and capital resources outlook.  Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions.  Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Our actual results may differ materially from those contemplated by the forward-looking statements.  They are neither statements of historical fact nor guarantees of assurance of future performance.  We caution you therefore against relying on any of these forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, a decline in general economic conditions nationally and internationally; decreased demand for our products and services; market acceptance of our products and services; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services; our ability to raise capital to fund continuing operations; changes in government regulation; our ability to complete customer transactions and capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry and to our operations and results of operations.  Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  We cannot guarantee future results, levels of activity, performance, or achievements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

PROSPECTUS SUMMARY

The following is only a summary and therefore does not contain all of the information you should consider before investing in our securities. We urge you to read this entire prospectus carefully, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference herein.  See “Where You Can Find More Information” on page 30 for information regarding the documents incorporated by reference herein.  In addition, investing in our Common Stock involves risks. You should carefully consider the information provided under the heading “Risk Factors” beginning on page 5.

About this Prospectus

This prospectus relates to the "shelf" registration of the Company's Common Stock for the following purposes:

1.           The registration for potential sale by us of up to 4,000,000 Primary Offering Shares.

2.           The registration for potential resale by certain selling stockholders of up to 15,423,743 Secondary Offering Shares, which are comprised of 9,988,137 shares of our outstanding Common Stock, 30,000 shares of  Common Stock issuable upon the conversion of the Notes, 5,405,606 shares of Common Stock issuable upon the exercise of the Warrants.  The Secondary Offering Shares were issued in several private placement transactions that we entered into in 2008, 2009, 2010 and 2011 (the “Private Placements”).  The number of Secondary Offering Shares (including shares issuable upon the conversion of the Notes and upon the exercise of the Warrants) represents 46% of our issued and outstanding shares of Common Stock, and 56% of the issued and outstanding shares of Common Stock held by persons other than the selling stockholders, affiliates of our Company, or affiliates of the selling stockholders, in each case based on 33,369,785 shares of Common Stock issued and outstanding as of October 25, 2011 (and assuming the conversion of the Notes and exercise of the Warrants for the shares being registered hereby).  We will not receive any proceeds from any future sale of the Secondary Offering Shares by the selling stockholders listed herein.

Overview of the Company

We provide optical infrared touch screen solutions for handheld and small to midsized consumer and industrial electronic devices.  We license our touch screen technology to Original Equipment Manufacturers (“OEMs”) and Original Design Manufacturers (“ODMs”) who embed our touch screen technology into electronic devices that they develop and sell.  The cornerstone of our solution is our innovative optical infrared touch screen technology, named zForce®.  Our patented zForce® technology offers a number of benefits compared to other touch screen technologies currently on the market.  Our optical infrared technology offers clients lower cost and more functional alternatives to other touch screen technologies.  zForce® also consumes less power than our competitors’ solutions, is able to function in a wide temperature range, requires no screen overlay and thus offers a much clearer picture while at the same time accommodating multi-touch functionality.  zForce® combines full finger touch capabilities and high resolution pen support in the same solution.

Our technology licensing model allows us to focus on the development of solutions for multi-touch enabled screens, and thus we do not have to contend with the financial and logistical burden of manufacturing products, which is handled by our ODM/OEM clients.  We license the right to use zForce® and software which, together with standard components from partners, creates a complete optical touch screen solution.  The zForce® multi-touch product is our latest release and is currently being integrated into products such as mobile phones, mobile internet devices, eReaders, digital picture frames, printers, GPS devices and tablet PC’s.

Corporate Information

Neonode Inc., formerly known as SBE, Inc., was incorporated in the State of Delaware on September 4, 1997.  Our headquarters are located at Linnegatan 89, SE-115 23 Stockholm, Sweden, and our telephone number at this address is + 46 8 667 17 17.  Our office in the U.S. is located at 2700 Augustine Drive, Suite 100, Santa Clara, California, USA 95054, and our telephone number at this address is (408) 496-6722.   In addition, we lease office space located in Lafayette, California.  Our website address is www.neonode.com.  Information contained on our website, or that can be accessed through our website, is not a part of this prospectus.

Registration of Shares

This prospectus relates to the registration for potential sale by us of up to 4,000,000 shares of our Common Stock, and the registration for potential resale by the selling stockholders of up to 15,423,743 Secondary Offering Shares, which are comprised of 9,988,137 shares of our outstanding Common Stock, 30,000 shares of our Common Stock issuable upon the conversion of the Notes, 5,405,606 shares of our Common Stock issuable upon the exercise of the Warrants.

Common Stock outstanding prior to registration	27,934,179 shares of Common Stock(1)

Common Stock being registered For Neonode	4,000,000 shares of Common Stock
For the selling stockholders	15,423,743 shares of Common Stock(2)
Total	19,423,743 shares of Common Stock

Common Stock to be outstanding after registration	37,369,785 shares of Common Stock(3)

Use of proceeds
We plan to use the net proceeds to us from this offering for working capital and other general corporate purposes.  We will not receive any proceeds from the sale of the Secondary Offering Shares offered by the selling stockholders under this prospectus.  However, we will receive up to $8,465,307 in the aggregate from the selling stockholders if they exercise in full, on a cash basis, all of their unexercised Warrants.  We will use such proceeds from the exercise of the Warrants for working capital and other corporate purposes.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our Common Stock.

OTC Bulletin Board Symbol	“NEON.OB”
_______________

(1)     As of October 25, 2011.

(2)     Includes 9,988,137 shares of our outstanding Common Stock, 30,000 shares of Common Stock that are issuable upon the conversion of the Notes, and 5,405,606 shares of Common Stock that are issuable upon the exercise of the Warrants.

(3)     Assumes the sale of all 4,000,000 Primary Offering Shares, full conversion of the outstanding Notes held by the selling stockholders to acquire 30,000 shares of Common Stock, and the full exercise of the unexercised Warrants held by the selling stockholders to acquire 5,405,606 shares of Common Stock.

Our common stock is traded on the OTCBB under the symbol “NEON.OB”.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the specific risks detailed in this “Risk Factors” section and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement or incorporated by reference herein or therein. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Business

We may require additional capital to fund our operations, which capital may not be available on commercially attractive terms or at all.

We may require sources of capital in addition to cash on hand to continue operations and to implement our business plan. We project that we have sufficient liquid assets to continue operating for at least the next twelve months. We are currently evaluating different financing alternatives, including but not limited to selling shares of our common or preferred stock, or issuing notes that may be converted into shares of our common stock which could result in the issuance of additional shares.   If our operations do not become cash flow positive, we will be forced to seek credit line facilities from financial institutions, additional private equity investment, or debt arrangements. No assurances can be given that we will be successful in obtaining such additional financing on reasonable terms, or at all. If adequate funds are not available on acceptable terms, or at all, we may be unable to adequately fund our business plan, which could have a negative effect on our business, results of operations, and financial condition. In addition, if funds are available, the issuance of equity securities or securities convertible into equity could dilute the value of shares of our common stock and cause the market price to fall, and the issuance of debt securities could impose restrictive covenants that could impair our ability to engage in certain business transactions.

We have never been profitable and we may suffer significant additional losses in the future.

Neonode Inc. was formed in 1997 and reconstituted in 2006 as a holding company, owning and operating Neonode AB, which had been formed in 2004. We had been primarily engaged in the business of developing and selling mobile phones. Following the liquidation of Neonode AB, we implemented a new strategy for our business.  We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets. We were not successful in selling mobile phones and have refocused our business on licensing our touch screen technology. We may not be successful in entering the technology licensing business. Our success will depend on many factors, including, but not limited to:

● the growth of touch screen interface usage;

● the efforts and success of our OEM and other customers;

● the level of competition that we face; and

● our ability to meet customer demand for engineering support, new technology and ongoing service.

In addition, we have experienced substantial net losses in each fiscal period since our inception. These net losses resulted from a lack of substantial revenues and the significant costs incurred in the development of our products and infrastructure. Our ability to continue as a going concern is dependent on our ability to raise additional funds and implement our business plan.

Our limited operating history and the emerging nature of our market, together with the other risk factors set forth in this report, make prediction of our future operating results difficult. There can also be no assurance that we will ever achieve significant revenues or profitability or, if significant revenues and profitability are achieved, that they could be sustained.

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements for the years ended December 31, 2010 and 2009 contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern. In addition to our history of losses, our accumulated deficit as of September 30, 2011 was approximately $126.6 million. For the nine months ended September 30, 2011, we used cash in operations of approximately $1.4 million.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control.

We are subject to the following factors, among others, that may negatively affect our operating results:

•	the announcement or introduction of new products by our competitors;

•	our ability to upgrade and develop our products and infrastructure to accommodate growth;

•	our ability to attract and retain key personnel in a timely and cost effective manner;

•	technical difficulties;

•	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure; and

•	general economic conditions as well as economic conditions specific to the hand-held device and/or touch screen industry.

As a result of our limited operating history and the nature of the markets in which we compete, it is extremely difficult for us to forecast accurately.  We have based our current and future expense levels largely on our investment plans and estimates of future events, although certain of our expense levels are, to a large extent, fixed. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues relative to our planned expenditures would have an immediate adverse effect on our business, results of operations and financial condition.  Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, or marketing decisions that could have a material and adverse effect on our business, results of operations, and financial condition.  Due to the foregoing factors, our revenues and operating results are and will remain difficult to forecast.

If we fail to develop and introduce new products and services successfully and in a cost effective and timely manner, we will not be able to compete effectively and our ability to generate revenues will suffer.

We operate in a highly competitive, rapidly evolving environment, and our success depends on our ability to develop and introduce new products, technology, and services that our customers and end users choose to buy. If we are unsuccessful at developing and introducing new products, technology, and services that are appealing to our customers and end users with acceptable quality, prices and terms, we will not be able to compete effectively and our ability to generate revenues will suffer.

The development of new products, technology, and services is very difficult and requires high levels of innovation. The development process is also lengthy and costly. If we fail to anticipate our end users’ needs or technological trends accurately or if we are unable to complete the development of products and services in a cost effective and timely fashion, we will be unable to introduce new products and services into the market or successfully compete with other providers.

As we introduce new or enhanced products or integrate new technology into new or existing products, we face risks including, among other things, disruption in customers’ ordering patterns, inability to deliver new products or technologies to meet customers’ demand, possible product and technology defects, and potentially unfamiliar sales and support environments.  Premature announcements or leaks of new products, features, or technologies may exacerbate some of these risks.  Our failure to manage the transition to newer products or the integration of newer technology into new or existing products could adversely affect our business, results of operations, and financial condition.

We are dependent on the ability of our customers to design, manufacture and sell their products that incorporate our touch screen technologies.

Our products and technologies are licensed to other companies which must be successful in designing, manufacturing and selling the products that incorporate our technologies. If our customers are not able to design, manufacture or sell their products, or are delayed in producing their products, our revenues, profitability, and liquidity, as well as our brand image, may be adversely affected.

We must significantly enhance our sales and product development organizations.

We will need to improve the effectiveness and breadth of our sales operations in order to increase market awareness and sales of our technologies, especially as we expand into new market segments. Competition for qualified sales personnel is intense, and we may not be able to hire the kind and number of sales personnel we are targeting. Likewise, our efforts to improve and refine our products require skilled engineers and programmers. Competition for professionals capable of expanding our research and development organization is intense due to the limited number of people available with the necessary technical skills. If we are unable to identify, hire, or retain qualified sales, marketing, and technical personnel, our ability to achieve future revenue may be adversely affected.

We will need to increase the size of our organization, and we may be unable to manage our growth effectively.

Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition.  We anticipate that expansion of our organization will be required to address internal growth to handle licensing and research activities.  This expansion may place a significant strain on management, operational, and financial resources.  To manage the expected growth of our operations and personnel, we must both improve our existing operational and financial systems, procedures, and controls, and implement new systems, procedures, and controls.  We must also expand our finance, administrative, and operations staff.  Our current personnel, systems, procedures, and controls may not adequately support future operations.  Management may be unable to hire, train, retain, motivate, and manage the necessary personnel, or to identify, manage and exploit existing and potential strategic relationships and market opportunities.

We are dependent on the services of our key personnel.

We are dependent on our current management for the foreseeable future. The loss of the services of any member of management could have a materially adverse effect on our operations and prospects.

We are dependent on a few customers.

Currently, we have entered into license agreements with eleven customers.  Our accounts receivable as of September 30, 2011 was due from five customers.  Our net revenues for the three months ended September 30, 2011 was earned from six customers, three of which accounted for approximately 94% of our total net revenues for this period.  Our net revenues for the nine months ended September 30, 2011 was earned from eight customers, three of which accounted for approximately 89% of our net revenues for this period.  Our customers are located in the US, Europe and Asia.

      In the future, loss of any of these customers, a reduction in sales to any of these customers for any reason, or a failure of any of these customers to fulfill their financial or other obligations due to us could have a materially adverse affect on our business, financial condition, and future revenue stream.

If third parties infringe our intellectual property or if we are unable to secure and protect our intellectual property, we may expend significant resources enforcing our rights or suffer competitive injury.

Our success depends in large part on our proprietary technology and other intellectual property rights. We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions, and licensing arrangements to establish and protect our proprietary rights. Our intellectual property, particularly our patents, may not provide us with a significant competitive advantage. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our results of operations.

Our pending patent and trademark applications for registration may not be allowed, or others may challenge the validity or scope of our patents or trademarks, including patent or trademark applications or registrations. Even if our patents or trademark registrations are issued and maintained, these patents or trademarks may not be of adequate scope or benefit to us or may be held invalid and unenforceable against third parties.

We may be required to spend significant resources to monitor and police our intellectual property rights. Effective policing of the unauthorized use of our products or intellectual property is difficult and litigation may be necessary in the future to enforce our intellectual property rights. Intellectual property litigation is not only expensive, but time-consuming, regardless of the merits of any claim, and could divert attention of our management from operating the business. Despite our efforts, we may not be able to detect infringement and may lose competitive position in the market before they do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

Despite our efforts to protect our proprietary rights, existing laws, contractual provisions and remedies afford only limited protection. Intellectual property lawsuits are subject to inherent uncertainties due to, among other things, the complexity of the technical issues involved, and we cannot assure you that we will be successful in asserting our intellectual property rights. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we cannot assure you that we will be able to protect our proprietary rights against unauthorized third party copying or use. The unauthorized use of our technology or of our proprietary information by competitors could have an adverse effect on our ability to sell our products.

We have an international presence in countries whose laws may not provide protection of our intellectual property rights to the same extent as the laws of the United States, which may make it more difficult for us to protect our intellectual property.

As part of our business strategy, we target customers and relationships with suppliers and original equipment manufacturers in countries with large populations and propensities for adopting new technologies. However, many of these countries do not address misappropriation of intellectual property nor deter others from developing similar, competing technologies or intellectual property. Effective protection of patents, copyrights, trademarks, trade secrets and other intellectual property may be unavailable or limited in some foreign countries. In particular, the laws of some foreign countries in which we do business may not protect our intellectual property rights to the same extent as the laws of the United States. As a result, we may not be able to effectively prevent competitors in these regions from infringing our intellectual property rights, which could reduce our competitive advantage and ability to compete in those regions and negatively impact our business.

Changes in financial accounting standards or practices may cause unexpected fluctuations in and adversely affect our reported results of operations.

Any change in financial accounting standards or practices that cause a change in the methodology or procedures by which we track, calculate, record and report our results of operations or financial condition or both could cause fluctuations in, and adversely affect, our reported results of operations and cause our historical financial information not to be reliable as an indicator of future results.

Further deterioration in the state of the global economy and financial market conditions could adversely affect our ability to conduct business and our results of operations.

Global economic and financial market conditions, including severe disruptions in the credit markets and the continuing impact of the recent global economic recession may materially impact our customers and other parties with whom we do business.  Continued or further deterioration in general economic and financial market conditions could materially adversely affect our financial condition and results of operations.  Specifically, the impact of these volatile and negative conditions may include decreased demand for our products and services, decreased ability to accurately forecast future product trends and demand, and a negative impact on our ability to timely collect receivables from our customers.  The foregoing economic conditions may lead to increased levels of bankruptcies, restructurings, and liquidations for our customers, scaling back of research and development expenditures, delays in planned projects, and shifts in business strategies for many of our customers.  Such events could, in turn, adversely affect our business through loss of sales.

Wars, terrorist attacks or other threats beyond our control could negatively impact consumer confidence, which could harm our operating results.

Wars, terrorist attacks or other threats beyond our control could have an adverse impact on the United States, Europe and the world economy in general, and consumer confidence and spending in particular, which could harm our business, results of operations and financial condition.

Risks Related to Owning Our Stock

If we continue to experience losses, we could experience difficulty meeting our business plan and our stock price could be negatively affected.

If we are unable to increase revenues from our touch screen technologies, we will experience continuing operating losses and negative cash flow from our operations. Any failure to achieve or maintain profitability could negatively impact the market price of our common stock. We anticipate that we will continue to incur product development, sales and marketing and administrative expenses. As a result, we will need to generate significant quarterly revenues if we are to achieve and maintain profitability. A substantial failure to achieve profitability could make it difficult or impossible for us to grow our business. Our business strategy may not be successful, and we may not generate significant revenues or achieve profitability. Any failure to significantly increase revenues would also harm our ability to achieve and maintain profitability. If we do achieve profitability in the future, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that could delay or prevent a change in control.

Our board of directors has the authority to issue up to 2,000,000 shares of Preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be materially adversely affected by, the rights of the holders of any Preferred stock that may be issued in the future. The issuance of Preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Furthermore, certain other provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing changes in control or management, which could adversely affect the market price of our common stock. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law.

Because many of our existing investors may have paid substantially less than the offering price for the shares to be sold in this offering when they purchased their shares, new investors will incur immediate and substantial dilution in their investment.

Investors purchasing shares of common stock in this offering will incur immediate and substantial dilution in net tangible book value per share because the price that new investors pay will be substantially greater than the net tangible book value per share of the shares acquired.  This dilution is due in large part to the fact that many of our existing investors paid substantially less than the offering price for the shares to be sold in this offering when they purchased their shares of common stock.

You may experience additional dilution upon the conversion of the Notes or the exercise of the Warrants.

As of September 30, 2011, we have 1,691,320 shares of Common Stock issuable upon conversion of outstanding notes (at an assumed conversion price of $2.50 per share), and 5,405,606 shares of Common Stock issuable upon exercise of the outstanding Warrants, and 19,324 shares of common stock issuable upon exercise of outstanding options.  If the holders of the notes, Warrants, and options convert or exercise their rights, you may experience additional dilution in the net tangible book value of your Common Stock.

Our stock price has been volatile, and your investment in our common stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of our common stock. You may not be able to resell your shares at or above the price you pay for those shares due to fluctuations in the market price of our common stock caused by changes in our operating performance or prospects, and other factors.

Some specific factors that may have a significant effect on our common stock market price include:

●	actual or anticipated fluctuations in our operating results or future prospects;
●	our announcements or our competitors’ announcements of new products;
●	the public’s reaction to our press releases, our other public announcements, and our filings with the SEC;
●	strategic actions by us or our competitors, such as acquisitions or restructurings;
●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
●	changes in accounting standards, policies, guidance, interpretations or principles;
●	changes in our growth rates or our competitors’ growth rates;
●	developments regarding our patents or proprietary rights or those of our competitors;
●	our inability to raise additional capital as needed;
●	concern as to the efficacy of our products;
●	changes in financial markets or general economic conditions;
●	sales of common stock by us or members of our management team; and
●	changes in stock market analyst recommendations or earnings estimates regarding our common stock, other comparable companies, or our industry generally.

Future sales of our common stock by our stockholders could negatively affect our stock price after this offering.

Sales of a substantial number of shares of our common stock in the public market by our stockholders after this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.  All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, and thus the price of our common stock may decline.

Future sales of our common stock by us could adversely affect its price and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may in the future sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time.  Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital. We may issue additional common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our common stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

            We will have broad discretion in using our net proceeds from this offering, and the benefits from our use of the proceeds may not meet investors' expectations.

Our management will have broad discretion over the allocation of our net proceeds from this offering as well as over the timing of their use without stockholder approval.  We have not yet determined how the net proceeds of this offering to be received by us that will be used, other than for working capital and other general corporate purposes.  As a result, investors will be relying upon management's judgment with only limited information about our specific intentions for the use of our net proceeds from this offering.  Our failure to apply these proceeds effectively could cause our business to suffer.

If securities analysts do not publish research or if securities analysts or other third parties publish inaccurate or unfavorable research about us, the price of our common stock could decline.

        The trading market for our common stock will rely in part on the research and reports that securities analysts and other third parties choose to publish about us.  We do not control these analysts or other third parties.  The price of our common stock could decline if one or more securities analysts downgrade our common stock or if one or more securities analysts or other third parties publish inaccurate or unfavorable research about us or cease publishing reports about us.

Our common stock is currently traded on the OTC Bulletin Board Market, which may impact our stock price and liquidity.

Our common stock is traded on the OTC Bulletin Board market, which is generally considered a less efficient and less prestigious market than other markets, such as the Nasdaq Capital Market. The price and liquidity of our stock may be adversely affected as a result of our common stock trading on the OTC Bulletin Board Market.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale by us of the Primary Offering Shares for general corporate purposes, including capital expenditures and working capital.  We may also use a portion of the net proceeds from the sale by us of the Primary Offering Shares under this prospectus to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so.  Pending the uses described above, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

We will not receive any proceeds from the sale of the Secondary Offering Shares by the selling stockholders.  However, with respect to the 5,405,606 shares of Common Stock underlying the Warrants that may be offered by the selling stockholders under this prospectus, we will receive up to $8,465,307 in the aggregate from the selling stockholders if they exercise in full, on a cash basis, all of their unexercised Warrants to purchase these shares of Common Stock.  The holders of the Warrants may exercise their Warrants at any time until their expiration.  There can be no assurance that any of the Warrants will be exercised.  Because the holders of the Warrants may exercise the Warrants in their own discretion, if at all, we cannot plan on specific uses of proceeds beyond application of proceeds to general corporate purposes.

SECONDARY OFFERING SHARES

The Private Placements

The following is a description of the Private Placements in which the selling stockholders acquired their shares of Common Stock, Notes and Warrants.

December 2008 Share Exchange Transaction

On December 29, 2008, we entered into a Share Exchange Agreement with Neonode Technologies AB (f/k/a AB Cypressen AB nr 9683), a Swedish engineering company, and the stockholders of Neonode Technologies AB:  Iwo Jima SARL, Wirelesstoys AB, and Athemis Ltd. (the “Neonode Technologies AB Stockholders”), pursuant to which we agreed to acquire all of the issued and outstanding shares of Neonode Technologies AB in exchange for the issuance of 19,800 shares of our Series A Preferred Stock to the Neonode Technologies AB Stockholders.  Pursuant to the terms of the Share Exchange Agreement, upon the closing of the transaction, Neonode Technologies AB became a wholly-owned subsidiary of the Company.   The 19,800 shares of Series A Preferred Stock issued to the related parties to acquire Neonode Technologies AB have been converted to a total of 9,516,447 shares of our Common Stock.

September 2009 Senior Convertible Secured Notes Financing Transaction

During the period from August 25, 2009 through December 15, 2009, we completed a private placement of convertible notes totaling $987,000 that were converted, at the holder’s option, into shares of our Common Stock at a conversion price of $0.50 per share (the “Convertible Notes - 2009”).  The convertible note holders had the right to have the conversion price adjusted to equal the lower stock price if we issued common stock or convertible notes at a lower conversion price than $0.50 per share during the period that the notes were outstanding. The Convertible Notes - 2009 that were originally due on December 31, 2010 were extended to June 30, 2011 (see below under Warrant Repricing and Debt Extension Financing Transaction – 2010) and bore an annual interest rate of 7%, payable on June 30 and December 31 of each year that the convertible notes were outstanding. In addition, we issued 986,983 three-year warrants to the convertible note holders with an exercise price of $1.00 per share. The warrants may be exercised and converted to common stock, at the warrant holder’s option, beginning on the six-month anniversary of the date of issuance until the warrant expiration date.  We are not obligated to register the common stock related to the convertible debt or the warrants.  During the nine months ended September 30, 2011, we issued 1,851,486 shares of our common stock to holders of Convertible Notes – 2009 who converted principal of $962,000 and $13,707 of related accrued interest. We paid the remaining outstanding principal balance of $25,000 of Convertible Notes – 2009 in cash on June 30, 2011. As of September 30, 2011, all of the Convertible Notes – 2009 have been paid in full with cash or have been converted to shares of our Common Stock.

Senior Convertible Secured Notes - 2010

During the period from January 1, 2010 through June 30, 2010, we received $1,597,000 in cash proceeds and converted $163,000 of accounts payable related to a private placement of convertible notes and stock purchase warrants that were convertible, at the holder’s option, into shares of our Common Stock at a conversion price of $0.50 per share, and we issued 1,760,712 stock purchase warrants that had an exercise price of $1.00 per share. The convertible note holders had the right to have the conversion price adjusted to equal the lower stock price if we issued stock or convertible notes at a lower conversion price than $0.50 during the period that the notes were outstanding. These convertible notes were originally due on December 31, 2010 and were extended to June 30, 2011(see below under Warrant Repricing and Debt Extension Financing Transaction – 2010) and bore an annual interest rate of 7%, payable on June 30 and December 31 of each year that the convertible notes were outstanding. The warrants may be exercised and converted to common stock, at the warrant holder’s option, beginning on the six-month anniversary date of issuance until the warrant expiration date. We are not obligated to register the common stock related to the convertible debt or the warrants. During the nine months ended September 30, 2011, we issued 3,557,171 shares of our common stock to holders of Convertible Notes – 2010 who converted principal of $1,750,143 and $28,442 of related accrued interest.  As of September 30, 2011 all of the convertible notes have been converted to shares of our Common Stock.

Mr. Per Bystedt, our Chairman of the Board, purchased $16,000 of convertible notes as part of the financing transaction that has been converted into 32,780 shares of our Common Stock, and also received a warrant that can be exercised into 16,390 shares of our Common Stock at an exercise price of $1.00 per share.  In addition, Iwo Jima SARL, a company controlled by Mr. Bystedt, converted $163,000 of amounts owed to it for Mr. Bystedt’s past consulting services into convertible notes that have been converted into 326,705 shares of our Common Stock, and also received a warrant that can be exercised into 163,352 shares of our Common Stock at an exercise price of $1.00 per share.

Davisa Ltd., a company controlled by Mr. Mats Dahlin, a member of the Board of Directors of our wholly-owned subsidiary Neonode Technologies AB, purchased a total of $138,000 of convertible notes as part of the financing transaction that have been converted into 276,148 shares of our Common Stock, and also received warrants that can be exercised into 138,074 shares of our Common Stock at an exercise price of $1.00 per share.

On September 24, 2010, we issued 6,932 shares of Common Stock and a warrant to purchase 6,933 shares of our Common Stock that has an exercise price of $1.00 per share to an investor, Carl Molinder, who facilitated part of this private placement transaction.

On September 27, 2010, we issued an additional 15,000 shares of our Common Stock and an additional warrant to purchase 15,000 shares of our Common Stock an exercise price of $1.00 per share to Davisa Ltd. for services provided for this private placement transaction.

Neither Mr. Molinder nor Davisa Ltd. provided any placement agent services or performed any brokering activities for the Company.

The warrants above were repriced during September and October 2010; see below for additional details of the terms of such warrants.

Warrant Repricing and Debt Extension Financing Transaction - 2010

During September and October 2010, all of the holders of the convertible notes and the holders of the stock purchase warrants issued in the 2009 and 2010 private placement transactions agreed to extend the maturity date of their convertible debt from December 31, 2010 to June 30, 2011 under the same terms and conditions as the original notes.  Holders of 2,766,857 stock purchase warrants also agreed to exercise their previously granted three-year warrants with an exercise price of $1.00 for a discounted exercise price of $0.88 per share.  They received 2,766,857 shares of our Common Stock and 2,766,857 replacement three-year warrants with an exercise price of $1.38 for each warrant exercised.

Mr. Per Bystedt, our Chairman of the Board, and Iwo Jima Sarl, a company controlled by Mr. Bystedt, invested a total of $258,000 of the $2.4 million raised in the 2010 warrant repricing financing transaction and received 295,435 shares of our Common Stock.  Mr. Bystedt and Iwo Jima Sarl also received a total of 295,435 replacement warrants to purchase our common stock.  Mr. Bystedt paid $59,000, and Iwo Jima Sarl paid $21,000 in cash and converted $178,000 of consulting fees payable by us for past consulting services.

On November 17, 2010, Davisa Ltd., a company controlled by Mr. Mats Dahlin, a member of the Board of Directors of our wholly owned subsidiary, Neonode Technologies AB, invested a total of $161,000 in cash and converted $28,000 in consulting fees payable by us and received a total of 215,725 shares of our Common Stock and 215,725 replacement warrants to purchase our Common Stock.

Senior Convertible Secured Notes - 2011

In March 2011, we entered into new warrant agreements with investors who participated in the Company’s 2009 and 2010 private placement transactions and who had been issued warrants pursuant thereto (the "Current Warrants"). Pursuant to the warrant agreement, each warrant holder who exercised some or all of its outstanding Current Warrants at the applicable exercise price ($0.50 per share, $1.00 per share, and/or $1.38 per share), received a number of New Warrants equal to fifty percent (50%) of the number of Current Warrants exercised by such warrant holder. The warrant holders exercised an aggregate of 493,426 outstanding Current Warrants, for an aggregate investment of $515,000 and received 493,426 shares of Common Stock and 246,713 new five-year stock purchase warrants, with an exercise price of $3.13 per share.  The New Warrants may be exercised by cash payment or through cashless exercise by the surrender of warrant shares having a value equal to the exercise price of the portion of the warrants being exercised.

In addition, in the nine months ended September 30, 2011, we received approximately $4.2 million in cash proceeds related to a private placement of convertible notes with investors who participated in our 2009 and 2010 private placement transactions, bearing interest at a rate of seven percent (7%) per annum, that matures on March 1, 2014, that can be converted at the holder’s option, into 1,691,320 shares of our common stock at a conversion price of $2.50 per share. The loan will automatically be converted into restricted shares of our Common Stock in the event that on or before the loan due date either (a) our Common Stock is traded at a price per share of $6.25 or higher for five (5) consecutive trading days, or (b) we consummate a financing in the amount of at least $5 million.  In the event that the loan principal and accrued interest is not repaid by us by the due date, and the investor has not previously converted the loan, the investor’s sole remedy for such non-payment shall be the payment of additional annual interest at a rate of 10% per year.  The accrued interest will be payable in stock, using the $2.50 conversion price, or cash, at the holder’s option, on June 30th and December 31st of each year. In addition,  as part of the transaction, the Company issued 427,830  new five-year common stock purchase warrants, with an exercise price of $3.13 per share, with each investor receiving a number of warrants that is equal in value to twenty-five percent (25%) of the Investor’s loan to the Company.  These warrants may be exercised by cash payment or through cashless exercise by the surrender of warrant shares having a value equal to the exercise price of the portion of the warrants being exercised.

Mr. Per Bystedt, our Chairman of the Board, invested a total of $75,000 of the $4.2 million raised in the 2011 private placement transaction, and received a convertible note that was convertible into 30,000 shares of our Common Stock and 7,500 New Warrants to purchase our Common Stock at $3.13 per share.

Employees and relatives of employees of the Company, other than Mr. Bystedt, invested a total of $218,000 of the $4.2 million raised in the 2011 private placement transaction, and received convertible notes that was convertible into 87,364 shares of our Common Stock and a total of 8,735 New Warrants to purchase our Common Stock at $3.13 per share.

Davisa Ltd. participated in the warrant exercise agreement and exercised 186,400 warrants with an exercise price of $0.50 per share for $93,200.  Davisa Ltd. received 186,400 shares of our Common Stock and 93,200 New Warrants to purchase our Common Stock at $3.13 per share.

Grants to Employees and Consultants

Employees and consultants were issued warrants pursuant to grants approved by the Board of Directors.

SELLING STOCKHOLDERS

The following table sets forth information as of October 25, 2011, regarding beneficial ownership of each selling stockholder that may offer shares of our Common Stock pursuant to this registration statement.  When we refer to the “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of the selling stockholders’ interest.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose.  Except as indicated in the footnotes to this table and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options held by that person that are currently exercisable or exercisable within 60 days of October 25, 2011 are considered outstanding.  These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

Percentage of ownership prior to registration is based on 27,989,128 shares of our Common Stock outstanding on October 25, 2011, assuming conversion of all outstanding shares of our preferred stock into 54,949 shares of Common Stock.  Percentage of ownership after registration is based on 37,424,734 shares of our Common Stock, which is comprised of (i) 27,989,128 shares of Common Stock outstanding as of October 25, 2011 (assuming conversion of all outstanding preferred stock), (ii) 4,000,000 Primary Offering Shares sold by us pursuant to this registration statement, (iii) 30,000 shares of Common Stock issuable upon conversion of the outstanding Notes, and (iv) 5,405,606 shares of Common Stock issuable upon exercise of all outstanding Warrants.

	Shares Beneficially Owned Prior to Registration		Number of Shares Being	Shares Beneficially Owned if all Registered Shares are Sold
Name and Address of Beneficial Owner(1)	Shares	Percentage (%)	Registered(2)	Shares(3)	Percentage (%)
Per Bystedt (4)(5)(6) Chairman of the Board c/o Neonode Inc. Linnégatan 89 SE-115 23 Stockholm Sweden	4,658,017	16.67	4,055,377	602,640	1.61

Thomas Eriksson(7) CEO and Director c/o Neonode Inc. Linnégatan 89 SE-115 23 Stockholm Sweden	3,199,755	11.45	3,199,755	0	0

Mats Dahlin(8) Director of Neonode Technologies AB c/o Neonode Inc. Linnégatan 89 SE-115 23 Stockholm Sweden	1,002,253	3.59	982,393	19,960	*

David Brunton(4)(9) CFO c/o Neonode Inc. 651 Byrdee Way Lafayette, CA 94549	675,276	2.42	600,001	75,275	*

John Reardon(4)(10) Director c/o Neonode Inc. 2700 Augustine Dr., Suite 100 Santa Clara, CA 95054	292,033	1.04	283,109	8,924	*

Magnus Goertz(11) Founder and 10% holder c/o Neonode Inc. Linnégatan 89 SE-115 23 Stockholm Sweden	2,830,361	10.13	2,830,361	0	0

Joshua Silverman(12) 641 Lexington Avenue 26Th Floor New York, NY 10022-4503	5,232	*	5,232	0	0

Susan Major(13) PO Box 27 Rancho Santa Fe, CA 92067-0027	80,000	*	80,000	0	0

Lothar Pauly(14) Am Oberfeld 1A Worthsee Germany 82237	110,000	*	110,000	0	0

Shelter Island Opportunity Fund(15) 535 5th Ave, 25th Floor New York, NY 10017	13,760	*	13,760	0	0

Truk International Fund LP(16) 535 5th Ave, 25th Floor New York, NY 10017	2,240	*	2,240	0	0

Benjamin E Lipman(17) 386 Columbus Ave Number 5B New York Ny 10024	25,000	*	25,000	0	0

American Investments Ltd(18) 399 Park Ave, 12th Floor New York, NY 10022	50,000	*	50,000	0	0

El Equities LLC(19) 1 State Street Plaza, 29th Floor New York, NY 10004	40,000	*	40,000	0	0

Aaron Martin(20) 2602 Gage Court, Apt C Baltimore MD 21209	1,568	*	1,568	0	0

Patrik Axelsson(21) Nybrogatan 32 11439 Stockholm Sweden	55,000	*	55,000	0	0

AIGH Investment Partners(22) 399 Park Ave, 12th Floor New York, NY 10022	37,627	*	37,627	0	0

The Tzedakah Fund(23) 399 Park Ave, 12th Floor New York, NY 10022	47,034	*	47,034	0	0

Jan Jonaeus(24) Ladugatan 1 645 32 Strangnas Sweden	27,500	*	27,500	0	0

Alpha Capital Anstalt(25) 150 Central Park South, 2nd floor New York, NY 10019	125,000	*	125,000	0	0

Ellis International LP(26) 100 Merrick Rd, Suite 400 Rockville Center, NY 11570	10,000	*	10,000	0	0

Ellis International Ltd.(27) 100 Merrick Rd, Suite 400 Rockville Center, NY 11570	320,000	1.14%	320,000	0	0

Spinner Family Foundation(28) 100 Merrick Rd, Suite 400 Rockville Center, NY 11570	98,771	*	98,771	0	0

Paul Packer(29) 1239 Veeder Dr Hewlett, NY 11557	15,000	*	15,000	0	0

Ajke Invest AB(30) Valhallavagen 133 11531 Stockholm Sweden	206,193	*	206,193	0	0

Carl Molinder(31) Valhallavagen 133 11531 Stockholm Sweden	58,162	*	58,162	0	0

John Nordling(32) Ensittarv 11 112 64 Stockholm Sweden	207,972	*	207,972	0	0

Petrus Holdings(33) 22 Avenue Marie-Therese Luxembourg Luxembourg L-2132	59,160	*	59,160	0	0

Varakani Limited(34) 42 Nestoros Kaimakli 1026 Nicosia Cyprus	130,000	*	130,000	0	0

Portimao Production AS(35) Stortingsgt 10 c/o Rtb As Oslo Norway 00161	59,000	*	59,000	0	0

Magnus Lindahl(36) Kristinavagen 9 Saltsjo-Dunnes Sweden 131 50	49,769	*	49,769	0	0

Iroquois Master Fund(37) 641 Lexington Avenue 26th fl New York NY 10022	50,000	*	50,000	0	0

Observerlink AB(38) Nybrogatan 15 114 59 Stockholm Sweden	87,469	*	87,469	0	0

Anders Stjernstrom(39) Sturevagen 16 Lidingo Sweden 18133	24,947	*	24,947	0	0

Johan Eriksson(40) Reduttvagen 53 187 68 Taby Sweden	120,000	*	120,000	0	0

Niklas Kvist(41) Bjornstigen 9 13940 Varmdo Sweden	80,000	*	80,000	0	0

Anders Jansson(42) Alstromergatan 4 Stockholm Sweden 11247	80,000	*	80,000	0	0

Robert Pettersson(43) Folkparksvagen 164 126 39 Hagersten Sweden	83,145	*	83,145	0	0

Lars Sparf(44) Rödarvsgränd 14 Vällingby Sweden 162 45	87,500	*	87,500	0	0

Karolin Johanneson(45) Warrant Holder Ostermalmsgatan 66 Se 114 50 Stockholm Sweden	40,000	*	40,000	0	0

Douglas Young(46) 15074 McVay Ave San Jose, CA 95127	200,000	*	200,000	0	0

Joseph Shain(47) 27 Pinsker St Rehovot , Israel 76308	20,000	*	20,000	0	0

SRK Law Offices(48) Rabin Science Park 7 Oppenheimer St Rehovot, Israel 76701	80,000	*	80,000	0	0

Skanebil Invest AB(49) Box 1115 Angelholm Sweden 262 22	55,000	*	55,000	0	0

Edasi AB(50) Friggavagen 4 Djursholm Sweden Se 182 63	35,825	*	35,825	0	0

Thomas Ivarson(51) Erik Dohlbergsollen 9 115 20 Stockholm Sweden	36,118	*	36,118	0	0

Bjorn Bjorka(52) Brunkebergsasen 26A 192 66 Sollen Tuna Sweden	1,500	*	1,500	0	0

Goran Nordenhok(53) Lokevagen 21 Djursholm Sweden 182 61	3,500	*	3,500	0	0

Staffan Knafve(54) Farhagsvagen 5 Akersberga Sweden S-184 63	14,025	*	14,025	0	0

Carl-Fredrik von Axelsson(55) Henrik Palmes Alle 16B 182 69 Djursholm Sweden	5,000	*	5,000	0	0

Peter Knafve(56) Valevagan 25 Djursholm Sweden 182 64	20,726	*	20,726	0	0

Mats Fornstedt(57) Hildingastigen 1 182 62 Djursholm Sweden	6,819	*	6,819	0	0

Magnus Lindahl(58) Kristinavagen 9 Saltsjo-Dunnes Sweden 131 50	10,000	*	10,000	0	0

Pernilla Olsen(59) Storagatan 59 Sigtuna Sweden 193 30	5,000	*	5,000	0	0

Ida Hankansson(60) 35 Coalecroft Road London United Kingdom SW15 6LW	4,000	*	4,000	0	0

Gavekal AB(61) Norrlandsgatan 15 Stockholm 111 43 Sweden	1,000	*	1,000	0	0

Hans Vrethem(62) Auravagen 33 S-18268 Djursholm Sweden	1,000	*	1,000	0	0

Banque Invik SA(63) 2-4 Avenue Marie-Theresa Luxemburg L-2132	30,000	*	30,000	0	0

Globis Capital Partners, LP(64) 60 Broad Street – 38th Floor New York, NY 10004	10,000	*	10,000	0	0

Scot Cohen(65) 641 Lexington Ave 26th Floor New York, NY 10022	10,000	*	10,000	0	0

Provo Peak Ventures LLC(66) 39 West 54th Street New York, NY 10019	7,500	*	7,500	0	0

Valo Group Fund LP(67) 320 South Quince Street Philadelphia, PA 19107	35,000	*	35,000	0	0

Ryan A Miller(68) 320 South Quince Street Philadelphia, PA 19107	25,000	*	25,000	0	0

John Licciardello(69) 320 South Quince Street Philadelphia, PA 19107	20,000	*	20,000	0	0

Flintridge Lind C, L.P. (70) 2596 Grassy Springs Place Las Vegas, NV 89135	5,000	*	5,000	0	0

Chad Van Sweden(71) 218 Pearl Street Santa Monica, CA 90405	2,500	*	2,500	0	0

Clive Hollick(73) 13A Portobello Road London, UK W11 3Da	5,000	*	5,000	0	0

Gosta Bergholz(72) Klusstrasse 5 CM-8032 Zurich Switzerland	2,500	*	2,500	0	0

GP Bullhound Sidecar 2011 Limited(74) 47 Esplanade St. Helier Jersey, Channel Islands, JE1 OBD	25,000	*	25,000	0	0

GP Bullhound Sidecar Limited as General Partner of GP Bullhound Sidecar Fund LP(75) 47 Esplanade St. Helier Jersey, Channel Islands, JE1 OBD	25,000	*	25,000	0	0

Pritchards Trustees as Trustees of the Martin Gregory Smith 1990 Trust(76) Martello Court, Admiral Park St. Peter Port Guernsey, GY1 3HB	5,000	*	5,000	0	0

Michael Weiss(77) 25 Briarwood lane Lawrence, NY 11559	10,000	*	10,000	0	0

Marianne Robertson(78) 22631 Pacific Coast Highway #783 Malibu Ca 90265	1,500	*	1,500	0	0

Morris J Smith(79) 195 Wildacre Ave Lawrence, NY 11559	10,000	*	10,000	0	0

Isaac Fruchthandler(80) 973 East 18th Street Brooklyn, NY 11230	2,000	*	2,000	0	0

Jake Arjang(81) c/o FBE Limited 111 Broadway, 20th Fl New York, NY 10006	2,000	*	2,000	0	0

Stefan Kvist(82) Bjornstigen 9 13940 Varmdo Sweden	3,434	*	3,434	0	0

Ravi Ray(83) Tolvmansvägen 15 Huddinge Sweden 141 39	1,572	*	1,572	0	0

Per Roman(84) 52 Jermyn Street London, UK Sw1Y 6Lx	2,500	*	2,500	0	0

Kingsbrook Opportunity Master Fund LP Partners(85) 2658 Del Mar Heights Road 55 Del Mar, CA, 19512	15,000	*	15,000	0	0

Ramin Remo Behdasht(86) 58 Carters Road Dural NSW Australia 2158	15,889	*	15,889	0	0

Henrik Persson(87) Sobelgrand 17 Bromma Sweden 167 58	2,000	*	2,000	0	0

Gunnar Frojdh(88) Dalarovagen 236 Dalaro Sweden Se 137 71	1,190	*	1,190	0	0

Capco Trustees Jersey Limited as Trustees of the Swedish International Pension Plan (1004) (89) P.O. Box 48 Sir Walter Raleigh House 48-50 The Esplanade St Helier Jersey JE4 8NX	170,000	*	170,000	0	0

Jorn Karlsson(90) Golfuagen 3 181 29 Lidingo Sweden	1,600	*	1,600	0	0

Michael Elyan(91) 77 St. Georges Crecent Drummoyne NSW 2047 Australia	20,000	*	20,000	0	0

Peter Mitchell(92) 67 Fairview Plaza, Apt. 1 Los Gatos, CA 95030	20,000	*	20,000	0	0

Total	16,130,422		15,423,743

*     less than one percent

(1)
Unless otherwise noted, this table is based on information supplied to us by officers, directors, principal stockholders, and the selling stockholders, and on certain records of the company. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)
For purposes of this table, we have assumed that each selling stockholder will offer all of its Secondary Offering Shares for sale.  However, we do not know when or in what amounts a selling stockholder may offer Shares for sale.  The selling stockholders might not offer for sale any of the Secondary Offering Shares being registered pursuant to the registration statement of which this prospectus is a part.

(3)
For purposes of this table, we have assumed that (i) all of the Shares of Common Stock to be registered on the registration statement of which this prospectus is a part, including all shares of Common Stock underlying the Notes and the Warrants held by the selling stockholders, are sold, and (ii) no other shares of Common Stock are acquired or sold by the selling stockholder prior to the completion of the offering.

(4)
Includes 1,600, 8,800 and 8,924 shares of Common Stock that Messrs. Bystedt, Brunton and Reardon, respectively, have the right to acquire within 60 days after the date of this table under outstanding stock options.  These shares are not being registered pursuant to this registration statement

(5)
Includes 2,996,299 shares of common stock and warrants to purchase 227,661 shares of common stock at an exercise price of $1.38 per share that are held by Iwo Jima SARL. Iwo Jima SARL may be deemed an affiliate of Mr. Bystedt.

(6)
Includes 1,006,184 shares of common stock, warrants to purchase 388,773 shares of common stock at an exercise price of $1.38 per share, warrants to purchase 7,500 shares of common stock at an exercise price of $3.13 per share, and $75,000 of convertible debt that can be converted into 30,000 shares of common stock that are held by Mr. Bystedt.

(7)
Includes warrants to purchase 400,000 shares of common stock at an exercise price of $1.38 per share held by Mr. Eriksson, and 2,799,755 shares of Common Stock that are held by Wirelesstoys Sweden AB, an affiliate of Mr. Eriksson.

(8)
Includes 693,429 shares of common stock, warrants to purchase 215,724 shares of common stock at an exercise price of $1.38 per share, warrants to purchase 93,200 shares of common stock at an exercise price of $3.13 per share that are held by Davisa Ltd.  Davisa Ltd. may be deemed an affiliate of Mr. Dahlin.

(9)
Includes 346,476 shares of common stock, 160,000 warrants to purchase shares of common stock at an exercise price of $0.50 per share and 160,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share held by Mr. Brunton.

(10)
Includes 3,109 shares of common stock, 200,000 warrants to purchase shares of common stock at an exercise price of $0.50 per share and 80,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share held by Mr. Reardon.

(11)	Includes 2,830,361 shares of Common Stock that are held by Athemis Ltd., an affiliate of Mr. Goertz.
(12)	Includes 232 warrants to purchase shares of common stock at an exercise price of $31.75 per share and 5,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(13)	Includes 80,000 warrants to purchase shares of common stock at an exercise price of $0.50 per share.
(14)
Includes 40,000 warrants to purchase shares of common stock at an exercise price of $1.00 per share and 60,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share and 10,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.

(15)	Includes 13,760 warrants to purchase shares of common stock at an exercise price of $1.00 per share.

(16)	Includes 2,240 warrants to purchase shares of common stock at an exercise price of $1.00 per share.
(17)	Includes 25,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(18)	Includes 50,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(19)	Includes 40,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(20)	Includes 1,568 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(21)	Includes 50,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share and 5,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(22)	Includes 37,627 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(23)	Includes 47,034 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(24)	Includes 25,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share and 2,500 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(25)	Includes 125,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(26)	Includes 10,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(27)	Includes 320,000 warrants to purchase shares of common stock at an exercise price of $3.90 per share.
(28)	Includes 98,771 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(29)	Includes 15,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(30)	Includes 206,193 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(31)	Includes 58,162 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(32)	Includes 207,972 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(33)	Includes 59,160 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(34)	Includes 125,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share and 5,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(35)	Includes 59,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(36)	Includes 49,769 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(37)	Includes 50,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(38)	Includes 72,469 warrants to purchase shares of common stock at an exercise price of $1.38 per share and 15,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(39)	Includes 24,947 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(40)	Includes 120,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(41)	Includes 80,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share.

(42)	Includes 80,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(43)	Includes 80,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share and 3,145 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(44)	Includes 80,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share and 7,500 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(45)	Includes 40,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share.
(46)	Includes 200,000 warrants to purchase shares of common stock at an exercise price of $1.63 per share.
(47)	Includes 20,000 warrants to purchase shares of common stock at an exercise price of $2.00 per share.
(48)	Includes 80,000 warrants to purchase shares of common stock at an exercise price of $2.00 per share.
(49)	Includes 55,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(50)	Includes 35,825 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(51)	Includes 36,118 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(52)	Includes 1,500 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(53)	Includes 3,500 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(54)	Includes 14,025 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(55)	Includes 5,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(56)	Includes 20,726 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(57)	Includes 6,819 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(58)	Includes 10,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(59)	Includes 5,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(60)	Includes 4,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(61)	Includes 1,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(62)	Includes 1,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(63)	Includes 30,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(64)	Includes 10,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(65)	Includes 10,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(66)	Includes 7,500 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(67)	Includes 35,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(68)	Includes 25,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.

(69)	Includes 20,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(70)	Includes 5,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(71)	Includes 2,500 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(72)	Includes 2,500 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(73)	Includes 5,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(74)	Includes 25,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(75)	Includes 25,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(76)	Includes 5,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(77)	Includes 10,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(78)	Includes 1,500 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(79)	Includes 10,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(80)	Includes 2,000 warrants to purchase shares of common stock at an exercise price of $3.13per share.
(81)	Includes 2,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(82)	Includes 3,434 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(83)	Includes 1,572 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(84)	Includes 2,500 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(85)	Includes 15,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(86)	Includes 15,889 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(87)	Includes 2,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(88)	Includes 1,190 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(89)	Includes 150,000 warrants to purchase shares of common stock at an exercise price of $1.38 per share and 20,000 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(90)	Includes 1,600 warrants to purchase shares of common stock at an exercise price of $3.13 per share.
(91)	Includes 20,000 warrants to purchase shares of common stock at an exercise price of $4.05 per share.
(92)	Includes 20,000 warrants to purchase shares of common stock at an exercise price of $3.90 per share.

Selling stockholders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act if such selling stockholders (a) did not acquire its Common Stock in the ordinary course of business or (b) had any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

Material Relationships with Selling Stockholders

Except as described below, no selling stockholder has had any material transaction or relationship with us or any of our predecessors or affiliates within the past three years.

Per Bystedt - Mr. Bystedt has served as Executive Chairman of the Company since January 28, 2011 and as the Chairman of the Board of Directors of the Company since May 2008.  From May 2008 through January 2011, he served as Chief Executive Officer of the Company, and he served as the interim Chief Executive Officer of the Company from October 2005 through July 2006.  Mr. Bystedt is the beneficial owner of Iwo Jima SARL, which company is one of the three Neonode Technologies AB Stockholders which participated in the share exchange transaction with the Company in December 2008.

Thomas Eriksson - Mr. Eriksson has served as the Chief Executive Officer of the Company since January 28, 2011, as a Director of the Company since December 2009, and as the Chief Executive Officer of Neonode Technologies AB, a wholly-owned subsidiary of the Company, since January 1, 2009.  From February 2006 through December 31, 2008, Mr. Eriksson served as the Chief Technical Officer of the Company.  Mr. Eriksson was one of the founders of Neonode Inc. in 2001.  Mr. Eriksson is the beneficial owner of Wirelesstoys Sweden AB, which company is one of the three Neonode Technologies AB Stockholders which participated in the share exchange transaction with the Company in December 2008.

Magnus Goertz - Mr. Goertz is one of our founders, and through his company, Rector AB, he has entered into a consulting agreement with us to perform duties as a lead engineer.  Mr. Goertz is the beneficial holder of approximately 2.8 million shares of our common stock, or approximately 10.13% of our outstanding shares of common stock as of September 30, 2011 on a fully diluted basis, and is the beneficial owner of Athemis Ltd., which company is one of the three Neonode Technologies AB Stockholders which participated in the share exchange transaction with the Company in December 2008.

David W. Brunton – Mr. Brunton serves as the Company's Vice President, Finance, Chief Financial Officer, Treasurer and Secretary.

John Reardon – Mr. Reardon has served as a director of SBE, Inc., the predecessor of Neonode Inc., since February 2004, and of the Company since February 2007.  Mr. Reardon is the chairman of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee of the Company.

Mats Dahlin – Mr. Dahlin is a member of the Board of Directors of our wholly owned subsidiary, Neonode Technologies AB, is the beneficial owner of Davisa Ltd., a company that provided the Company with consulting services in connection with the Company's prior Private Placements.

SRK Law Offices – SRK Law Offices serves as legal counsel for the Company.

GP Bullhound – GP Bullhound Sidecar 2011 Limited, GP Bullhound Sidecar limited, and Per Roman are all affiliates of GP Bullhound LLC, a company that provides the Company with investment banking services.

Neonode Employees – The following selling stockholders are employees and/or consultants of Neonode and/or Neonode Technologies AB:

Per Bystedt
Thomas Eriksson
David W. Brunton
Johan Eriksson
Niklas Kvist
Anders Jansson
Robert Pettersson
Lars Sparf
Karolin Johannesson
Douglas Young
Gunnar Frojdh
Joseph Shain
Ramin Remo Behdasht
Michael Elyan
Peter Mitchell

PLAN OF DISTRIBUTION

Primary Offering Shares

We may sell the Primary Offering Shares from time to time pursuant to underwritten public offerings, negotiated transactions, block trades, or a combination of these methods.  We may sell the Primary Offering Shares separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	through agents; and/or

•	directly to one or more purchasers.

We may distribute the Primary Offering Shares from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may directly solicit offers to purchase the Primary Offering Shares being offered by this prospectus.  We may also designate agents to solicit offers to purchase the Primary Offering Shares from time to time.  We may sell the Primary Offering Shares being offered by this prospectus by any method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act, including without limitation sales made directly on the OTCBB, on any other existing trading market for our securities, or to or through a market maker. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal.  The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions.  The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof. In the event that an offering made pursuant to this prospectus is subject to FINRA Rule 5121, the prospectus supplement will comply with the prominent disclosure provisions of that rule.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities.  This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions.  The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with any derivative transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

Secondary Offering Shares

We are registering 15,423,743 Secondary Offering Shares.  As used in this prospectus, the term “selling stockholders” includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as pledgors, assignees, borrowers or in connection with other non-sale-related transfers after the date of this prospectus.  This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock.  Selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer.  We will not receive any of the proceeds from sales of the Secondary Offering Shares by the selling stockholders, although we may receive proceeds from the exercise of Warrants for shares of our Common Stock.  See “Use of Proceeds.”

We expect that the selling stockholders will sell their shares primarily through sales on the OTC Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. Sales of our common stock may be made at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices and may be effected by means of one or more of the following transactions, which may involve cross or block transactions:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the Secondary Offering Shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

The selling stockholders will have the sole discretion not to accept any purchase offer or make any sale of their Secondary Offering Shares if they deem the purchase price to be unsatisfactory at a particular time.  To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution, including the names of any broker-dealers, underwriters, or agents.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders or, if any broker-dealer acts as agent for the purchase of Shares, from the purchaser, in amounts to be negotiated.  Selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with sales of Secondary Offering Shares, or interests therein, selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  Selling stockholders may also engage in short sales, puts and calls or other transactions in our securities or derivatives of our securities and may sell and deliver shares in connection with these transactions.

Selling stockholders and any underwriters, broker-dealers or agents involved in an arrangement to sell any of the offered shares may, under certain circumstances, be deemed to be “underwriters” with respect to securities they sell within the meaning of the Securities Act.  Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent, may be deemed an underwriting discount and commission under the Exchange Act.  No selling stockholder has informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute the common stock.  If a selling stockholder should notify us that they have a material arrangement with a broker-dealer for the resale of their shares, we may be required to amend the registration statement of which this prospectus forms a part, and file a prospectus supplement to describe the agreement between the selling stockholder and broker-dealer, underwriter or agent, provide required information regarding the plan of distribution, and otherwise revise the disclosure in this prospectus as needed.  If required, we would also file the agreement between the selling stockholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement, of which this prospectus forms a part.

We have agreed to pay all fees and expenses incurred by us incident to the registration of the Shares, including SEC filing fees.  Each selling stockholder will be responsible for all costs and expenses in connection with the sale of their shares of Common Stock, including brokerage commissions or dealer discounts.

There can be no assurance that the selling stockholders will sell any or all of the Secondary Offering Shares pursuant to the registration statement of which this prospectus forms a part.

Selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by them.  The foregoing may affect the marketability of such securities.  To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Selling stockholders and other persons participating in the sale or distribution of the shares of Common Stock offered hereby will be subject to applicable provisions of the Exchange Act and rules and regulations promulgated thereunder, including, without limitation, to the extent applicable, Regulation M.  With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of, any of the shares by selling stockholders, affiliated purchasers, and any broker-dealer or other person who participates in the sale or distribution.  Under Regulation M, these persons are precluded from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of these limitations may affect the marketability of the shares offered by this prospectus.

To our knowledge, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a description of certain provisions relating to our capital stock.  For additional information regarding our stock, please refer to our Amended and Restated Certificate of Incorporation and Bylaws which have previously been filed with the SEC.

General

Our authorized capital stock consists of 850,000,000 shares of which there are 848,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

As of October 25, 2011, there were 27,934,179 shares of Common Stock outstanding.  We are registering pursuant to this registration statement 19,423,743 shares of our Common Stock, in the aggregate, which includes 4,000,000 Primary Offering Shares, and 15,423,743 Secondary Offering Shares, which are comprised of 9,988,137 shares of our outstanding Common Stock, 30,000 shares of Common Stock which are issuable upon the conversion of the Notes and 5,405,606 shares of Common Stock which are issuable upon the exercise of the Warrants.  The rights of all holders of our Common Stock are identical in all respects.  The holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds.  The current policy of the Board of Directors, however, is to retain earnings, if any, for reinvestment.

Upon liquidation, dissolution or winding up of the Company, the holders of our Common Stock are entitled to share ratably in all aspects of the Company that are legally available for distribution, after payment of or provision for all debts and liabilities.

The holders of our Common Stock do not have preemptive subscription, redemption, or conversion rights under our Amended and Restated Certificate of Incorporation.  Cumulative voting in the election of Directors is not permitted. The outstanding shares of our Common Stock are validly issued, fully paid and non-assessable.  The rights, preferences and privileges of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that are presently outstanding or that may be designated and issued by us in the future.

Preferred Stock

As of October 25, 2011, there were 83 shares of Series A Preferred Stock and 114 shares of Series B Preferred Stock outstanding.  We are not registering any shares of our preferred stock.

The terms of the Series A and Series B Preferred Stock are as follows:

●	Dividends and Distributions.

Series A Preferred Stock:
The holders of shares of Series A Preferred Stock are entitled to participate with the holders of our common stock with respect to any dividends declared on the common stock in proportion to the number of shares of common stock issuable upon conversion of the shares of Series A Preferred Stock held by them.

Series B Preferred Stock:
The holders of shares of Series B Preferred Stock are entitled to participate with the holders of our common stock with respect to any dividends declared on the common stock in proportion to the number of shares of common stock issuable upon conversion of the shares of Series B Preferred Stock held by them.

●	Liquidation Preference

Series A Preferred Stock:
In the event of any liquidation, dissolution, or winding up of our operations, either voluntary or involuntary, subject to the rights of any other series of Preferred Stock to be established by the Board of Directors (the “Senior Preferred Stock”), the holders of Series A Preferred Stock shall be entitled to receive, after any distribution to the holders of Senior Preferred Stock and prior to and in preference to any distribution to the holders of common stock, $0.001 for each share of Series A Preferred Stock then outstanding.

Series B Preferred Stock:
In the event of any liquidation, dissolution, or winding up of our operations, either voluntary or involuntary, subject to the rights of the Series A Preferred Stock and any other series of Preferred Stock to be established by the Board of Directors (collectively, the “Senior Preferred Stock”), the holders of Series B Preferred Stock shall be entitled to receive, after any distribution to the holders of Senior Preferred Stock and prior to and in preference to any distribution to the holders of common stock, $0.001 for each share of Series B Preferred Stock then outstanding.

●	Voting.

The holders of shares of Series A Preferred Stock and Series B Preferred shall have one vote for each share of Series A Preferred Stock and Series B Preferred Stock held by them.

●	Conversion.

Initially, each share of Preferred A Stock and each share of Preferred B Stock was convertible into one share of our common stock.  Any modification to the conversion rate requires shareholder approval.  On March 31, 2009, our shareholders approved a resolution to increase the conversion ratio to 480.63 shares of common stock for each share of Series A Preferred Stock and to 132.07 shares of our common stock for each shares of Series B Preferred Stock.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation, our Bylaws, and Delaware Law

Some provisions of our certificate of incorporation, our bylaws and Delaware Law contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price of our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a Delaware corporation for three years following the date these persons become interested stockholders. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors.

Transfer Agent

The transfer agent for our Common Stock is American Stock Transfer and Trust Company.

LEGAL MATTERS

The validity of our Common Stock offered hereby, including our Common Stock offered hereby that is issuable upon conversion of the Notes and exercise of the Warrants, will be passed upon for us by SRK Law Offices.  SRK Law Offices is the holder of a warrant to purchase 80,000 shares of our common stock, which are being registered pursuant to this registration statement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

MATERIAL CHANGES

There have been no material changes in our affairs which have occurred since the end of the latest fiscal year for which certified consolidated financial statements were included in our latest Annual Report on Form 10-K and which have not been described in a report on Form 10-Q or Form 8-K filed under the Exchange Act.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We electronically file annual, quarterly and special reports, proxy and information statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our website address is www.neonode.com. Information contained in, or accessible through, our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings that we will make with the SEC (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus forms a part and prior to the termination of this offering:

•	Our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 31, 2011;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 16, 2011;
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 5, 2011;
•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on October 31, 2011;

•	Our Current Reports on Form 8-K filed with the SEC on March 28, 2011 and January 28, 2011;

•	Our definitive information statement on Schedule 14C, filed with the SEC on October 5, 2011; and

•	The description of our common stock included in our registration statement on Form 8-A.

In addition, any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference herein.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Corporate Secretary
Neonode Inc.
651 Byrdee Way
 Lafayette, CA. 94549
(925) 768-0620

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

2,490,612 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Craig-Hallum Capital Group

The date of this prospectus supplement is September 11, 2013